Exhibit 99.2

March 3, 2020

First Eagle Investment Management, LLC

1345 Avenue of the Americas

New York, NY 10105

Re: Investment in the BDC

This amended and restated letter agreement (this “A&R Letter Agreement”), dated as of March 3, 2020, is entered into by and among First Eagle Investment Management, LLC, a Delaware limited liability company (“Parent”), THLP Debt Partners, L.P., a Delaware limited partnership (the “Principal Seller”), and the persons listed on the signature pages hereto (such persons, together with the Principal Seller, the “Investors”).

WHEREAS, on December 8, 2019, First Eagle Alternative Credit, LLC (formerly known as THL Credit Advisors LLC), a Delaware limited liability company (the “Company”), Parent, First Eagle Alternative Credit, LLC, a Delaware limited liability company (“Merger Sub”), the Principal Seller, in its capacity as the Principal Seller and as the Seller Representative thereunder, and certain other parties listed on the signature pages thereto, executed and delivered that certain Agreement and Plan of Merger, as amended on January 31, 2020 (the “Merger Agreement”), pursuant to which at the Closing, Merger Sub merged with and into the Company, with the Company being the surviving entity in the merger (the “Merger”);

WHEREAS, on December 8, 2019, Parent, the Principal Seller and certain other parties listed on the signature pages thereto executed and delivered a letter agreement, pursuant to which the parties thereto agreed, among other things, to acquire BDC Shares, subject to the terms and conditions set forth therein (the “Original Letter Agreement”); and

WHEREAS, the parties to the Original Letter Agreement desire to amend and restate the Original Letter Agreement in its entirety, pursuant to the terms and conditions set forth herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties, intending to be legally bound, hereby irrevocably and unconditionally represents, warrants, covenants and agrees as follows:

1.	Investment in the BDC.

(a)The parties hereto acknowledge and agree that, simultaneously with the execution and delivery of this A&R Letter Agreement on the date hereof, the parties hereto have executed and delivered that certain commitment letter agreement (the “Commitment Letter”) by and among the parties hereto and the BDC, pursuant to which Parent and the Investors have committed to subscribe for and acquire, in accordance with their respective Allocable Shares (as defined in the Commitment Letter), BDC Shares (as defined in the Commitment Letter) with an aggregate value equal to approximately $30,000,000 (such aggregate amount, the “BDC Investment Amount”), as may be adjusted to avoid the issuance of fractional shares, in a publicly registered, primary issuance of BDC Shares to Parent and the Investors on or before April 21, 2020 (the date on which such acquisition occurs, “Investment Date”), subject to the terms and conditions set forth in the Commitment Letter. The parties hereto acknowledge and agree that the acquisition of each Investor’s (other than the Principal Seller) Allocable Share of the BDC Investment Amount pursuant to the Commitment Letter shall be funded by an escrow agent releasing an amount equal to such Investor’s Allocable Share of the BDC Investment Amount from an escrow account as contemplated by the Merger Agreement.

(b)From and after the Investment Date, each party hereto hereby agrees (i) not to dispose or otherwise transfer, convey or assign beneficial or economic ownership of the BDC Shares it acquires pursuant to paragraph 1 hereof and the Commitment Letter prior to the earlier of (x) receipt of the approval of the shareholders of the BDC of a new Advisory Contract with the Company (other than an interim contract (as such term is defined in Rule 15a-4 under the Investment Company Act)) for the BDC as a result of the assignment resulting from the transactions contemplated by the Merger Agreement and (y) twelve (12) months from the date such BDC Shares were purchased, (ii) to vote the BDC Shares held by it in favor of the new Advisory Contract with the Company as required by the transactions contemplated by the Merger Agreement, and (iii) to take such actions as are necessary to cause the BDC Shares held by it to count towards a quorum for any matter requested by Parent. The agreement among the parties hereto referenced in this clause (b) shall terminate automatically without the need for any further action by any party hereto from and after the vote contemplated by the foregoing clause (ii) and shall be of no further effect; provided, however, that the parties will retain any claims they may have for breach of this A&R Letter Agreement that may have occurred prior to any such termination.  As used herein, “Advisory Contract” shall mean any investment management, advisory management, advisory or sub-advisory contract or any other contract, agreement, arrangement or understanding (whether written or oral), pursuant to which the Company or any of its Subsidiaries (directly or indirectly) provides investment management services to the BDC.

(c)All fees, costs and expenses incurred in connection with the transactions contemplated by this A&R Letter Agreement shall be borne by the Person that incurred such fees, costs or expenses.

(d)The parties hereto acknowledge and agree that the portion of the funds held by the Escrow Agent under the Escrow Agreement, that remains in the escrow account (the “Escrow Account”) held by U.S. Bank, N.A. (the “Escrow Agent”) under the Escrow Agreement as of the Investment Date and is in excess of the amount equal to the Allocable Shares of the Investors (other than the Principal Seller), plus all income accrued on such funds (if any) between the Closing Date and the Investment Date, shall continue to be held by the Escrow Agent in such Escrow Account following the Investment Date, in accordance with and subject to the terms set forth in the Merger Agreement and Escrow Agreement. Notwithstanding the foregoing, the parties further acknowledge and agree that (i) Parent shall have no obligation to invest any amount in the BDC after the closing of the $20 million investment by the Parent in the BDC as contemplated by the Commitment Letter on the Investment Date, and (ii) notwithstanding the funding of the BDC Investment Amount pursuant to the Commitment Letter, the Principal Seller shall have the right to deliver a notice to Christopher Flynn to release any portion of the Escrow Amount for purposes of acquiring additional BDC Shares until June 29, 2020; provided, that the Principal Seller shall simultaneously acquire additional BDC Shares on the same terms as the other Investors on a pro rata basis and in the same proportion as the Principal Seller and the other Investors acquired the BDC Shares on the Investment Date. Any such additional BDC Shares acquired shall be subject to the terms of this A&R Letter Agreement. As used herein, the (i) “Escrow Agreement” means that certain Escrow Agreement, dated as of January 31, 2020, by and between the Escrow Agent and Christopher Flynn, and (ii) the “Escrow Amount” means the funds held by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.

2.

Severability of Provisions. If any term or other provision of this A&R Letter Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this A&R Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this A&R Letter Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this A&R Letter Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this A&R Letter Agreement are fulfilled to the greatest extent possible.

3.

Assignability; Binding Effect.  No party hereto may assign either this A&R Letter Agreement or any of his or its rights, interest, or obligations hereunder, in whole or in part, without the prior written consent of the other parties hereto.  This A&R Letter Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

4.

Amendments. This A&R Letter Agreement may not be amended or modified, nor may compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by Parent, the Principal Seller, and the Seller Representative, on behalf of the Sellers and the Option Holders.

5.

Governing Law. This A&R Letter Agreement (and any claim or controversy arising out of or relating to this A&R Letter Agreement) shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.

Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Courts in any Proceeding arising out of or relating to this A&R Letter Agreement or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding except in the Delaware Courts; (b) agrees that any claim in respect of any such Proceeding may be heard and determined in any such Delaware Court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware Court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware Court.  Each party hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.

Waiver of Jury Trial. EACH PARTY TO THIS A&R LETTER AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS A&R LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS A&R LETTER AGREEMENT.  EACH PARTY TO THIS A&R LETTER AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS A&R LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.

Termination. This A&R Letter Agreement may not be terminated except by a writing duly and validly executed by all of the parties hereto; provided, that this A&R Letter Agreement shall not terminate with respect to any obligation created hereunder that is not satisfied prior to any such termination.

Notwithstanding the foregoing, this A&R Letter Agreement shall terminate automatically without the need for any further action by any party hereto from and after the vote contemplated by clause (ii) of paragraph 1(b) hereof and shall be of no further effect; provided, however, that the parties will retain any claims they may have for breach of this A&R Letter Agreement that may have occurred prior to any such termination.

9.

Entire Agreement. This A&R Letter Agreement, including Schedule A hereto, the Commitment Letter and the Merger Agreement reflect the entire agreement of the parties with respect to the subject matter hereof, and supersede all other previous written or oral negotiations, commitments and writings in relation thereto.  If there is any conflict between the terms of the Merger Agreement and the terms of this A&R Letter Agreement with respect to the subject matter hereof, the terms of this A&R Letter Agreement shall prevail.

10.

Execution in Counterparts. For the convenience of the parties and to facilitate execution, this A&R Letter Agreement may be (a) executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) executed by electronic PDF file or by electronic signature.

11.	No Third Party Beneficiaries. This A&R Letter Agreement shall not confer any rights or remedies upon any Person other than the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this A&R Letter Agreement has been signed by or on behalf of each of the parties hereto as of the date first written above.

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ David P. O’Connor
Name: David P. O’Connor
Title:General Counsel

THLP DEBT PARTNERS, L.P., as the Principal Seller and as Seller Representative

By: THLP Debt Advisors, LLC

Its: General Partner

By:	/s/ Thomas M. Hagerty
Name: Thomas M. Hagerty
Title: Authorized Person

/s/ Thomas M. Hagerty
Title: Authorized Person

By:	/s/ William Montgomery Cook
Name William Montgomery Cook

By:	/s/ Steven Krull
Name: Steven Krull

By:	/s/ Robert Hickey
Name: Robert Hickey

By:	s/ Jeff Kovanda
Name: Jeff Kovanda

By:	/s/ Sam Tillinghast
Name: Sam Tillinghast

By:	/s/ Brian Murphy
Name: Brian Murphy

By:	/s/ Michael Herzig
Name: Michael Herzig

By:	/s/ Christopher J Flynn
Name: Christopher J Flynn 2010 Family Trust
By: Christopher J. Flynn

By:	/s/ Terrence Olson
Name: Terrence Olson

By:	/s/ Christina Champ
Name: Christian Champ

By:	/s/ James Fellows
Name: James Fellows

By:	/s/ Howard Wu
Name: Howard Wu

By:	/s/ Sabrina Rusnak-Carlson
Name: Sabrina Rusnak-Carlson

By:	/s/ Brian Good
Name: Brian Good